Exhibit 99.1

NEWS RELEASE February 13, 2017

Contacts: Dan Schlanger, CFO
Son Nguyen, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE RAISES ADDITIONAL TERM LOANS AND
EXTENDS MATURITY OF EXISTING FACILITIES

February 13, 2017  -  HOUSTON, TEXAS  -  Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) today announced that it borrowed $500 million of additional Tranche A Term Loans (“Additional Term Loans”) and extended the maturity date to January 21, 2022 on its Senior Unsecured Credit Facility (“Credit Facility”). The Credit Facility consists of a $2.5 billion Senior Unsecured Revolving Credit Facility (“Revolver”) and, after giving effect to the incurrence of the Additional Term Loans, a $2.5 billion Senior Unsecured Term Loan A Facility.  The proceeds of the Additional Term Loans were used to repay outstanding borrowings under the Revolver. At closing, there was approximately $2.4 billion in availability under the Revolver.  All other existing terms of the Credit Facility remain unchanged.

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 26,500 route miles of fiber supporting small cells, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets.

Cautionary Language Regarding Forward Looking Statements
This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission.  The term “including”, and any variation thereof, means “including, without limitation”.

The Foundation for a Wireless World

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